Exhibit 10.14

Board Member Contract

As a member of the Board of Directors of Energy Edgy Technologies Corp, I have a legal and fiduciary responsibility to ensure that the Company does the best work possible in pursuit of its goals and in the interests of the Company's shareholders. I support the purpose and mission of the Company and pledge my commitment to assist in carrying out its work.

As a board member. I will consistently act responsibly and prudently. I understand my duties to include:

1.	Legal, fiscal and fiduciary responsibility, along with my fellow board members, for the well-being of this Company and its shareholders. As such, it is my responsibility to:

•	Be familiar with our budget and take an active part in the budget planning process.
•      Know and approve all policies and programs and oversee their implementation.
•      Take responsibility for making decisions on Company issues and board matters.
•	Interpret the Company's work and values to the community, represent the Company and serve as a spokesperson.
•      Keep up-to-date on the business of the Company.
•	Recuse myself from discussions, decisions and votes where I may have a conflict of interest.
•
Chinese   expansion   director.   China's   large   and   fast   growing   economy, unprecedented large scale urbanization and rapidly growing middle class present a golden opportunity for Energy Edge. Expending into the Chinese market is potentially a very successful business development strategy for the Company. At the same time, because of this potential, a presence in China would give Energy Edgy a higher valuation by the investment community. Also, business in China as well as in other Asian countries and regions would give more diversified business compositions for the Company.

With the experience of founding a foreign company and a joint venture company in China and running business there, I will help Energy Edgy to form a viable expansion plan in the very unique business environment there. I will provide advice on forming joint ventures and strategic alliances in China to avoid common mistakes a lot US firms made in Chinese business environment. And if needed. I shall directly participate in the process.

•
I have been working in US as a licensed securities broker-dealer for about 13 years. I founded and managed a FINRA/SIPC member broker-dealer. Currently I have licenses in General securities (Serious 7). General Securities Principal (Series 24), Research Analyst and Supervising (Serious 86 and 87), Registered Option Principal (Serious 4), Financial and Operations Principal (Series 28).

As Energy Edgy develops, one of the major areas of work will be dealing with equity and debt markets, and various parties who regulate, invest and facilitate transactions in these markets. With my expertise in security markets, I will participate in the Company's planning, policy forming and strategic decision making in equity and debt finance issues. And I shall advise on the Company's ongoing relationship with the financial markets as well as providing corporate valuations to gage company growth ongoing.

2.
Attendance at 5 board meetings per year mandatory. Should I be unable to attend a meeting. I will, if needed, be available for telephone consultation. Additionally, I will serve on at least one board committee.

3.
Working in good faith with my fellow board members and staff toward the achievement of the Company's goals. Should I fail to fulfill these commitments to the Company, I understand that the Board Chairman will call upon me to discuss my responsibilities. Should there come a time where I am no longer able to fulfill my obligations to the Company, it will be my responsibility to resign my position as a member of the Board of Directors.

As a board member, I understand that the Company will be responsible to me in the following ways:

1.
I will be sent, without request, quarterly financial reports and an update of Company all activities that allow me to meet the "prudent person" standards of the law. Further, I expect that I will have information about programs and policies, goals and objectives as appropriate.

2.	Opportunities will be provided for me to discuss with the Chairman and the Officers of Company, the Company's programs, goals, activities and status.

3.
It is expected that board members and the Chairman will respond in a straightforward fashion to questions that I feel are necessary to carry out my fiscal, legal and fiduciary responsibilities to the Company.

4.	Board members and the Chairman will work in good faith with me towards achievement of our goals.

5.	If the Company does not fulfill its commitments to me. I may call upon the Chairman to discuss the Company's responsibilities to me.

6.     The Company will carry directors" and officers' liability insurance.

7.	My compensation for service as a Board Member shall be 200,000 shares and $50.000 in options per annum, plus the following costs current market value.

/s/ Robert Holdsworth
Name: Robert Holdsworth
Title: Chairman
Date: 06-23-10

/s/ Yin Hu
Name: Yin Hu
Title: Director
Date: 06-23-10